EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Engages Allen & Company to Evaluate and Explore Strategic Alternatives

- - -

Hollywood, CA (May 7, 2012)—Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) announced today that it has retained Allen & Company LLC, a New York-based investment bank, to assist the Board of Directors in evaluating and exploring a broad range of strategic alternatives, including but not limited to a sale of the Company or a business combination.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “Over the past few months, the Board has received several inquiries regarding various transactions. We believe it is an appropriate time to formalize the process by engaging a world-class advisor that can assist us in identifying and reviewing a wide array of strategic alternatives that can maximize value for our shareholders.”

The Company does not have a defined timeline for the strategic review, and there can be no assurance that the review will result in any specific action or transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives, unless a definitive agreement for a specific transaction is entered into, the process is concluded, or it otherwise deems further disclosure is appropriate or required.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 117 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com